Exhibit 99.1
Ascent Industries' Transformation Recognized with Russell 2000 Index Inclusion

Schaumburg, Ill, June 30, 2025 - Ascent Industries Co. (Nasdaq: ACNT) (“Ascent” or the “Company”), joined the Russell 2000® Index, effective upon the U.S. market open on June 30, 2025, as part of the 2025 Russell indexes reconstitution.

The annual reconstitution of the Russell US indexes captures the 4,000 largest US stocks as of April 30th, ranking them by total market capitalization. Membership in the Russell 3000® Index, which remains in place for one year, means automatic inclusion in the small-cap Russell 2000 Index as well as the appropriate growth and value style indexes. FTSE Russell determines membership for its Russell indexes primarily by objective, market-capitalization rankings and style attributes.

“Our inclusion in the Russell 2000 Index marks a meaningful milestone in what has been an extraordinary turnaround for Ascent,” said Bryan Kitchen, Chief Executive Officer. “Over the past 18 months, we’ve reshaped the company—divesting legacy businesses, and building a more focused, profitable enterprise. This recognition underscores the progress we’ve made and increases our visibility with institutional investors as we continue driving long-term, durable growth.”

Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for active investment strategies. According to data as of the end of June 2024, about $10.6 trillion in assets are benchmarked against the Russell US indexes, which belong to FTSE Russell, the global index provider.

For more information on the Russell 3000® Index and the Russell indexes reconstitution, go to the “Russell Reconstitution” section on the FTSE Russell website.

About Ascent Industries Co.
Ascent Industries Co. (Nasdaq: ACNT) is a company that engages in the production of specialty chemicals. For more information about Ascent, please visit its website at www.ascentco.com.

Company Contact
Ryan Kavalauskas
Chief Financial Officer
1-630-884-9181

Investor Relations
Ralf Esper
Gateway Group, Inc.
1-949-574-3860
ACNT@gateway-grp.com

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